Exhibit 99.1

News Release

Contact:    Mike McCoy
(404) 588-7230

For Immediate Release
July 3, 2014

SunTrust Announces Agreement to Resolve HAMP Mortgage Modification Matter

ATLANTA -- SunTrust Banks, Inc. (NYSE: STI) today announced that the United States Attorney’s Office for the Western District of Virginia and SunTrust Mortgage, Inc. have reached an agreement resolving claims related to the company’s administration of the federal Home Affordable Modification Program (HAMP).  The investigation was previously disclosed by SunTrust beginning in August 2013.
Under the agreement, SunTrust Mortgage is committed to provide $179 million in consumer remediation (up to a maximum of $274 million), $20 million to fund housing counseling for homeowners, $10 million paid toward restitution to the Federal National Mortgage Association and Federal Home Loan Mortgage Corporation, and a cash payment of $16 million to the United States Treasury. The company will incur a $204 million pre-tax charge in the second quarter of 2014 as a result of this agreement.
“Resolving this legacy matter enhances our ability to focus on the future and support the continued housing recovery,” said Jerome Lienhard, SunTrust Mortgage, Inc. president and chief executive officer.  “We recognize that there were deficiencies in our administration of HAMP during the recession, and through the improvements we have made to our internal processes and this restitution plan, we are demonstrating our commitment to meet the high standards that we set for ourselves and that our customers expect.”
An independent Claims Administrator will be appointed and communicate with borrowers who may be entitled to compensation under the agreement.

About SunTrust Banks, Inc.

SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation's largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients.  As of March 31, 2014, SunTrust had total assets of $179.5 billion and total deposits of $133.0 billion.  Through its flagship subsidiary, SunTrust Bank, the company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels.  The company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services.  Through its various subsidiaries, the company provides mortgage banking, asset management, securities brokerage, and capital market services. SunTrust's Internet address is suntrust.com.
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